Exhibit 10(nn)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), is dated as of February 18, 2010, effective as of October 10, 2009 (the “Commencement Date”), by and between Energy Future Holdings Corp., a Texas corporation (the “Company”), and Donald L. Evans (“Consultant”).

WHEREAS, the Company and Consultant previously entered into that certain Consulting Agreement, dated as of May 16, 2008, and effective October 10, 2007 (the “Original Agreement”) to govern the terms and conditions of the engagement of Consultant as non-executive Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”);

WHEREAS, the Original Agreement expired on October 10, 2009 and, in accordance therewith, the Company and Consultant desire to extend the Consultant’s term as Chairman on the terms and conditions set forth herein; and

WHEREAS, the Parties acknowledge that the relationship between the Company and Consultant is an independent contractor relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Consultant hereby agree as follows:

1. Appointment; Consulting Arrangement. The Company hereby confirms Consultant’s appointment as Chairman effective as of the Commencement Date, and Consultant will, from time to time at the request of the Company and/or the Board upon reasonable advance notice, provide external and internal leadership and involvement in political and regulatory affairs of the Company and such other duties and responsibilities as shall be agreed upon between Consultant and the Company and/or the Board (collectively, the “Services”).

Nothing in this Agreement shall be deemed to affect Consultant’s status as a “Non-Employee Director” under Article XII of the Company’s Certificate of Formation, as amended.

2. Term; Termination. The term of Consultant’s tenure as Chairman (the “Consulting Term”) commenced as of Commencement Date and shall terminate on the third anniversary of the Commencement Date (the “Initial Expiration Date”), unless extended by the mutual agreement of the parties at least ninety (90) days prior to the Initial Expiration Date for up to an additional three years. In the event the parties agree to extend the Consulting Term beyond the Initial Expiration Date, the terms of this Agreement shall be revised at the time of such extension in light of the existing circumstances at the time. The Company or Consultant may terminate this Agreement by giving thirty (30) days prior written notice to the other party.

During the Consulting Term, Consultant agrees, to the extent necessary to reasonably discharge the duties and responsibilities assigned to Consultant hereunder, to use Consultant’s commercially reasonable efforts and such time as is reasonably required to perform such duties and responsibilities. Consultant may (i) (A) continue to serve on the boards of directors of the entities listed on Schedule 1 attached hereto and (B) serve on the boards of directors of any investment fund or other pooled investment vehicle that is a subsidiary or an affiliate of those entities listed on Schedule 1, including, without limitation, any such subsidiary or affiliate that may be formed after the date hereof, (ii) with the prior written consent of the Board (which consent shall not be unreasonably withheld), serve on the board of directors of other for-profit companies that do not compete with the Company, (iii) serve on civic or charitable boards or committees, and (iv) manage personal investments.

3. Compensation.

(a) Base Compensation. Consultant shall be paid in cash an annual advisory fee by the Company equal to $2,000,000 per year (the “Base Fee”) in quarterly installments of $500,000, payable on the last day of every third month during the Consulting Term.

(b) Equity Arrangements.

(i) Stock Purchases. Twice per fiscal year, during the seven (7) day period beginning on the date the Company releases earnings for each of the first and third quarters of each fiscal year of the Company, Consultant shall have the right, but not the obligation, to purchase from the Company shares of Common Stock, no par value, of the Company (“Common Stock”); provided, that, the aggregate fair market value of the shares of Common Stock (determined as of the date(s) of purchase) purchased by Consultant in any one fiscal year of the Company pursuant to this Section 3(b)(i) shall not exceed $2,000,000. The purchase price of per share of Common Stock purchased pursuant to this Section 3(b)(i) shall be equal to the fair market value (determined in accordance with the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates, as amended from time to time (the “Plan”)) (“Fair Market Value”) on the date of purchase. Any shares purchased by the Consultant pursuant to this Section 3(b)(i) shall be promptly evidenced by book entry on the Company’s stock record and no stock certificates will be issued to Consultant.

(ii) Governing Documents. The rights and obligations of Consultant relating to the Common Stock purchased directly by Consultant from the Company pursuant to Section 3(b)(i) hereof shall be governed by the terms and conditions of a Stock Purchase Agreement, a Stockholder Agreement, and a Sale Participation Agreement, to be entered into between Consultant and the Company (collectively, the “Equity Documents”). The rights and obligations of Consultant relating to the Common Stock issued or that may be issued to Consultant pursuant to the Non-Qualified Stock Option Agreement, dated May 16, 2008, and the Restricted Stock Award Agreement, dated May 16, 2008, shall continue to be governed by the terms of such agreements, to the extent applicable, and by the terms of the Sale Participation Agreement, dated May 16, 2008, and the Stockholder Agreement, dated May 16, 2008; provided, however, the Common Stock issued upon exercise of the previously granted stock options (or any subsequently granted option to purchase shares of Common Stock) shall not be subject to any provisions in the foregoing documents with respect to put rights, call rights, or transfer restrictions.

(c) If Consultant Terminates the Agreement or if Company Terminates the Agreement for Cause. In the event that Consultant terminates the Agreement before the end of the Consulting Term or Company terminates the Agreement for Cause (as defined herein), (i) Consultant shall forfeit any right to compensation not yet granted or paid under Section 3(a) or 3(b), except a pro-rated portion of the Base Fee not yet paid by Company but earned by Consultant prior to the termination of the Agreement (calculated as set forth below); and (ii) Consultant shall be entitled, subject to the requirements of Section 4(a), to receive reimbursement for any reasonable expenses incurred in connection with the performance of Services prior to the end of the Consulting Term. The calculation of any Base Fee to be paid to Consultant under this Section 3(c) following termination of the Agreement shall be determined by multiplying $500,000 by a fraction, the numerator of which is the number of days commencing on the first day of the quarter in which such termination occurred and ending on the date of termination and the denominator of which is the number of days in the quarter.

(d) If Company Terminates the Agreement Without Cause. In the event that Company terminates the Agreement before the end of the Consulting Term for any reason other than Cause (as defined below), Company shall provide to Consultant the following: (i) any unpaid Base Fee (whether or not earned at the time of termination) that would have been paid to Consultant if the Services had continued until the end of the Consulting Term, which Base Fee shall be paid in a single lump sum within thirty (30) days of the termination of the Agreement, and (ii) subject to the requirements of Section 4(a), reimbursement for any reasonable expenses incurred in connection with the performance of Services prior to the end of the Term.

(e) Definitions. For purposes of this Agreement, the terms specified below shall be given the following meanings:

(i) Cause. “Cause” shall be defined as: (A) Consultant’s continued failure to substantially perform the Services which continues beyond ten (10) days following the date on which a written demand for substantial performance is delivered to Consultant by the Company (the “Cure Period”); (B) if, in performing Services for Company, Consultant engages in conduct that constitutes (1) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation, a material breach of the restrictive covenants under this Agreement, which breach is not cured, if curable, during the Cure Period after written notice from the Company) or (2) gross neglect or (3) misconduct resulting in material economic harm to the Company, or (C) upon the conviction of the Consultant for, or the plea of guilty or nolo contendere by Consultant to, any crime involving moral turpitude and/or any felony.

4. Expenses and Administrative Support.

(a) In addition to the compensation payable to Consultant pursuant to Section 3 hereof, Consultant is authorized to incur reasonable and customary business expenses incurred on the Company’s behalf in connection with the performance of Services hereunder, including, without limitation, expenditures for business travel, lodgings, meals and entertainment expenses (“Business Expenses”). The Company shall, subject to the requirements of this Section 4(a), reimburse Consultant for all Business Expenses upon presentation by Consultant, from time to time, of appropriately itemized accounts of such expenditures. Consultant shall provide such itemized accounts within sixty (60) days after the expense is incurred and the Company shall reimburse Consultant within fifteen (15) days after receipt of such account. Expenses shall be reimbursed as soon as practicable following the Company’s receipt of such accounts, but in no event later than the March 15th following the end of the calendar year in which the expenses were incurred; provided, however, the Company’s obligation to reimburse reasonable expenses will terminate in the event Consultant does not request reimbursement in a timely manner to allow the expense to be paid prior to such date.

(b) Consultant shall be provided with an office and administrative assistant, each in Midland, Texas, as well as any professional resources needed to discharge his responsibilities, in each case at the sole expense of the Company.

(c) The Company shall reimburse Consultant, or pay directly, upon submission to the Company of a statement for services, the amount payable by Consultant to the attorney(s) of Consultant’s choice that Consultant has retained to advise Consultant with regard to the negotiation and execution of this Agreement; provided, however, that (i) the fees charged by such attorney(s) are computed at the standard hourly rate for such attorney(s), and (ii) such reimbursement or payment shall not exceed, in the aggregate, $20,000.

5. Status; Taxes.

(a) Status of Consultant. It is the intention of the parties hereto that, in performing the Services, Consultant shall act as and be deemed in all respects to be an independent contractor, and not for any purpose as an employee or agent of the Company except on authority specifically so delegated to Consultant to act as agent, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to provide the Services. Although the Company may specify the tasks to be performed by Consultant and may control and direct him in that regard, the Company shall not control or direct Consultant as to the details or means by which such tasks are accomplished.

(b) Taxes. It is intended that the fees paid hereunder shall constitute revenues to Consultant. Subject to the following provisions of this Section 5(b), Consultant shall have full responsibility and the Company shall have no responsibility for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the fees paid hereunder.

(c) Consultant shall not be entitled to participate in any employee benefit plans or other programs in which participation is restricted to employees of the Company.

6. Nondisclosure of Confidential Information and Non-Disparagement.

(a) Non-Disclosure of Confidential Information. Consultant shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, its parent or any of its subsidiaries (collectively, the “Company Group”), except (i) while providing Services to the Company, in the business of and for the benefit of the Company, or (ii) as required by law, provided, however, that if Consultant receives a subpoena to produce any Confidential Information, Consultant will notify the Company immediately so that the Company can seek a protective order, if desired. For purposes of this Section 6, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company, its shareholders, directors, officers or any of their respective affiliates that, in any case, is not otherwise available to the public (other than by Consultant’s breach of the terms hereof). Consultant acknowledges that the Confidential Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Consultant will take all steps necessary and reasonably requested by the management of the Company, to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company.

(b) Non-Disparagement.

(i) Consultant agrees not to defame, or make any false or disparaging statements about the Company and/or its Affiliates, or any of their respective products, services, finances, financial condition, capabilities or other aspect of or any of their respective businesses, in any medium to any person or entity; or otherwise, to take any action that primarily is designed to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company and/or its Affiliates (any such statement or act a “Prohibited Statement” or “Prohibited Action”). Consultant shall be permitted to issue press releases, make statements to the press, give guidance to the market or make statements to regulators, governmental agencies, legislators or other governmental officials; or otherwise to take such actions necessary in connection with Consultant’s duties and responsibilities under this Agreement, without such statements or actions being considered a Prohibited Statement or Prohibited Action under this Agreement.

(ii) The Company hereby agrees that Company and its officers shall not defame, or make any disparaging statements in any medium to any person or entity about Consultant.

(iii) Notwithstanding any provision of this Section 6(b) to the contrary, (A) both Consultant and the Company (including the Board and its executive officers) may (1) confer in confidence with their legal representatives and make truthful statements as required by law and (2) make private statements to any officer, director or employee of the Company or any of its affiliates; and (B) nothing herein shall prevent any person from (1) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (2) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement (or any Exhibit hereto) or any other agreement among or between any party hereto or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(iv) By signing this Agreement, Consultant agrees and acknowledges that Consultant is making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights Consultant may have to make disparaging comments regarding the Company and/or its affiliates, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

(c) The non-disclosure and non-disparagement obligations contained in this Section 6 shall continue in full force and effect after the conclusion of Consultant’s engagement with the Company and shall survive the expiration, termination, or cancellation of this Agreement, in each case in accordance with their respective terms, regardless of the reason for such termination or restriction. Consultant’s obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Consultant, in its entirety, without combining portions of such Confidential Information with other Confidential Information obtained separately

7. Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold Consultant harmless if Consultant is, or is threatened to be, made a party to or involved in any other capacity in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company or its affiliates), by reason of any actions or omissions or alleged acts or omissions arising out of Consultant’s activities either on behalf of the Company or its affiliates or in what Consultant reasonably believed to be in furtherance of the interests of any of the above or arising out of or in connection with any of the above, if such activities were performed in good faith either on behalf of the Company or its affiliates and in a manner reasonably believed by Consultant to be within the scope of the authority conferred to Consultant or conferred by law, against losses, damages or expenses for which Consultant has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and amounts paid in settlement) and which were actually incurred by Consultant in connection with such action, suit or proceeding. In addition, Consultant shall be covered, in respect of Consultant’s activities as a director of the Company, by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies.

8. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

9. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

10. Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and the Consultant.

11. Assignment; Binding Effect. Neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other and any attempted assignment in violation of this provision shall be void. Subject to the limitations set forth in this Section 11, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the Company and Consultant. The Company shall require any successor to all or substantially all of the Company’s assets or business to assume this Agreement.

12. Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail (e.g., the equivalent of U.S. registered mail), return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

If to the Company:

Energy Future Holdings Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

Attention: General Counsel

If to Consultant:

Donald L. Evans

500 West Texas Avenue

Suite 960

Midland, TX 79701

(432) 684-7721

or to such other addresses as a party shall designate in the manner provided in this Section 12. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service or (c) upon the electronic confirmation of facsimile.

13. Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to conflicts of laws principles. The Parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas. If the Consultant substantially prevails on his substantive legal claims, the Company shall reimburse all legal fees and costs incurred by the Consultant to resolve the dispute.

14. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), which shall, collectively and separately, constitute one agreement.

16. Section 409A. To the extent applicable, this Agreement is intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered, construed and interpreted in accordance with such intent. Payments under this Agreement shall be made in a manner that will comply with, or be exempt from, section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Company. The applicable provisions of section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

/s/ Donald L. Evans
	By:	Donald L. Evans

ENERGY FUTURE HOLDINGS CORP.

/s/ Lisa M. Winston
By:	Lisa M. Winston
SVP, Associate General Counsel and Corporate Secretary

SCHEDULE 1

ENTITIES FOR WHICH CONSULTANT IS A DIRECTOR

1.	George W. Bush Library Foundation

2.	Quintana Energy Partners

3.	Energy Capital Partners